Exhibit 99.1

Fathom Holdings Inc. Reports Third Quarter 2022 Financial Results;
Enhances Agent Referral Incentive, Increases Agent Fees

-- Company Targets Adjusted EBITDA Breakeven in First Half of 2023,

Cash Flow Breakeven in Q3 of 2023 --

CARY, N.C., November 7, 2022 – Fathom Holdings Inc. (Nasdaq: FTHM), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today announced financial results for the 2022 third quarter and nine months ended September 30, 2022. The Company also announced an enhanced agent referral incentive program, increased agent transaction fees and caps, and deeper cost cutting measures.

Third Quarter 2022 Financial Results

Total revenue grew 10.2% for the third quarter of 2022 to $111.3 million, up from $100.9 million for last year’s third quarter. Against the backdrop of a challenging macro environment, Fathom completed 12,077 real estate transactions for the 2022 third quarter, an increase of approximately 5% from the same quarter last year. Fathom’s real estate agent network grew approximately 33% to 9,991 agents on September 30, 2022, up from 7,536 one year ago.

Business line revenue for the 2022 third quarter, compared with the 2021 third quarter was as follows:

	Three Months Ended
(Revenue $ in millions)	Sept. 30, 2022	Sept. 30, 2021
Real Estate Brokerage	$105.0	$95.3
Mortgage	$2.8	$2.6
Technology	$0.7	$0.7
Other*	$2.8	$2.3

*Other primarily includes revenue generated from Fathom’s title and insurance businesses.

“Fathom’s revenue grew by more than 10 percent and our agent network grew 33 percent to nearly 10,000 agents, even amidst the backdrop of a challenging residential real estate market,” said Fathom CEO Joshua Harley. “Our commission structure puts more money in agents’ pockets by charging a small fraction of what traditional brokerages charge, making it a highly attractive value proposition. In fact, our enhanced agent referral program, which we began beta testing on September 1 of this year, resulted in the best referral month in our Company’s history. At the same time, the leverage we’ve built into our model should allow us to enhance margins as we right size expenses and drive more agents and transactions through our network.

“Our priority right now, even in today’s market environment, remains achieving total company Adjusted EBITDA profitability in the first half of 2023, and generating positive cash flow in the third quarter of 2023,” Harley said. “We plan to accomplish this goal, in part, by accelerating our agent and transaction growth through our new referral program, and by further increasing our revenue for 2023 through higher agent transaction fees and caps. We have already begun collaborating with the heads of each of our business units to cut costs by $1.5 million per quarter in a way that will not hinder or slow our growth,” continued Harley.

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“While Fathom is not immune to current industry challenges, we continue to believe that we built a better mousetrap…one with more resilience and staying power, and with the ability to grow in down markets.”

GAAP net loss for the 2022 third quarter was $6.0 million, or a loss of $0.38 per share, compared with a GAAP net loss of $3.4 million, or a loss of $0.24 per share, for the 2021 third quarter. Weighted average shares outstanding increased approximately 10.4% for the 2022 third quarter, compared with the same quarter last year. The year-over-year change in GAAP net loss resulted principally from an approximate $1.4 million increase in non-cash stock compensation expense and a $0.5 million increase in non-cash amortization of intangible assets and depreciation, increases in investments in technology, as well as higher marketing and general and administrative expense (G&A) related to building the Company’s ancillary businesses.

G&A totaled $11.5 million, or 10.4% of total revenue, for the third quarter of 2022, compared with $9.6 million, or 9.5% of total revenue, for last year’s third quarter. On a sequential basis, G&A decreased from $12.4 million for the second quarter of 2022. The Company updated its goal of reducing expenses by $750,000 per quarter to trimming at least $1.5 million in costs per quarter by the first quarter of 2023, as it continues right sizing its expense structure in line with current market conditions.

Adjusted EBITDA loss, a non-GAAP measure, was $2.3 million for the 2022 third quarter, compared with $1.8 million for the 2021 third quarter. The Company’s real estate segment generated profitable Adjusted EBITDA for the sixth consecutive quarter, despite fewer transactions compared with the second quarter of 2022. Adjusted EBITDA in the Company’s mortgage business improved on a sequential basis.

Fathom provides Adjusted EBITDA, a non-GAAP financial measure, because it offers additional information for monitoring the Company’s cash flow performance. A table providing a reconciliation of Adjusted EBITDA to its most comparable GAAP measure, as well as an explanation of, and important disclosures about, this non-GAAP measure, is included in the tables at the end of this press release.

Year-to-Date 2022 Financial Results

Total revenue grew 40.4% for the first nine months of 2022 to $329.5 million, compared with $234.8 million for the first nine months of 2021. Business line revenue for the 2022 first nine months, compared with the same period in 2021 was as follows:

	Nine Months Ended
(Revenue $ in millions)	Sept. 30, 2022	Sept. 30, 2021
Real Estate Brokerage	$311.1	$224.7
Mortgage	$8.3	$4.1
Technology	$2.0	$1.3
Other*	$8.1	$4.7

*Other primarily includes revenue generated from Fathom’s title and insurance businesses.

GAAP net loss for the first nine months of 2022 was $17.7 million, or a loss of $1.10 per share, compared with a GAAP net loss of $8.9 million, or a loss of $0.64 per share, for the first nine months of 2021. Adjusted EBITDA loss was $6.3 million, versus an Adjusted EBITDA loss of $6.1 million for the year-ago period.

Cash and cash equivalents at September 30, 2022 were $14.5 million, compared with $37.8 million at December 31, 2021. The reduction in cash was attributed to investments in Fathom’s ancillary businesses, operations, technology and acquisitions, as well as stock retired under the Company’s share repurchase program.

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Fathom did not purchase any stock during the third quarter of 2022. As of September 30, 2022, there was approximately $4.0 million remaining under the share repurchase authorization.

“The Fathom team is working hard to generate additional revenue and cut costs, without impacting our ability to grow, by providing the best possible service to our agents, home buyers and sellers,” said Fathom President and CFO Marco Fregenal. “We are also steadfastly focused on reaching profitability as soon as possible, and posting sustainable solid financial performance for all of our stakeholders. As with most real estate cycles, we believe this one will reverse course over time, and with our unique business model, we are confident that Fathom is strategically positioned to excel.”

Third Quarter 2022 and Recent Highlights

•	Increased agent transaction fees and caps, and eliminated stock grants for closed transactions beginning January 2023.
•	Enhanced agent referral incentive program to drive additional agents to Fathom’s platform, and reduced stock grants issued for agent referrals.
•	Appointed Scott Flanders to the Company’s board of directors.
•	Planned opening of new geographic markets over next 30 to 60 days.
•	Fathom Realty now operating in 38 states and the District of Columbia; Encompass Lending Group now operating in 41 states and the District of Columbia; Dagley Insurance now operating in 47 states and the District of Columbia. Verus Title now operating in 28 states and the District of Columbia.

Revised Agent Commission Structure

Effective January 1, 2023, Fathom's agents will pay $550 for each of their first 15 completed transactions, up from $500 on their first 12 transactions. For each transaction after the first 15, agents will pay $150, up from $99. For team plans, team members will pay the $550 transaction fee for the first five transactions, up from four. Under Fathom’s new Fee Lock Guarantee, prices will not increase for at least two years. The Company also said that it will discontinue its agent stock grant program for closed transactions on December 31, 2022. The former plan provided $200 in stock grants for every five transactions completed.

Enhanced Agent Referral Incentive Program

Effective immediately, Fathom is rolling out a new agent referral program called Free4Life, which includes three levels:

•	Level 1 - Stock Grants: When a Fathom agent refers another agent who joins the Company, the referring agent will receive $250 in stock grants for each agent they refer. The former referral program offered between $500 and $2000 in stock grants for agents referred.
•	Level 2 - Cap4Life: An agent who refers four other agents who join Fathom, who then close a minimum of two sales per year, will be capped for life. Those who qualify will pay the reduced transaction fee of $150 per sale in perpetuity. The referring agent also will receive the Level 1 $250 in stock grants for each agent they refer.
•	Level 3 - Free4Life: An agent who refers an additional four agents (eight agents in total), who join Fathom, who then close a minimum of two sales per year each, will be free for life. Those who qualify will never pay an annual fee or a transaction fee of any kind. The referring agent also will receive the Level 1 $250 in stock grants for each agent they refer.

“We believe this new agent referral program is the most attractive incentive in the industry, as it is based solely on an individual agent’s efforts. The initial feedback from our Fathom agents has been validating, and their excitement is clear based on the exceptional agent referral numbers we experienced in September when we launched the Cap4Life portion of the program in beta,” explained Harley.

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Guidance/Long-Term Targets

Fathom’s guidance for the 2022 fourth quarter and full year, assumes that the residential real estate market will continue to soften and that interest rates will remain at current levels or increase. The Company believes that if market conditions improve, it could generate results that are better than currently anticipated.

For the fourth quarter of 2022, Fathom expects total revenue in the range of $85 million to $95 million, and Adjusted EBITDA in the range of a loss of $2.4 million to a loss of $2.2 million. This brings estimated 2022 full year revenue to $415 million to $425 million, compared with 2021 revenue of $330.2 million. Full year Adjusted EBITDA is expected to range from a loss of $8.8 million to a loss of $8.6 million, compared with an Adjusted EBITDA loss of $8.2 million in 2021.

Additionally, Fathom is targeting Adjusted EBITDA breakeven in the first half of 2023, and cash flow breakeven in the third quarter of 2023.

The Company reiterated that it believes it can generate Adjusted EBITDA exceeding $40.0 million per year at 100,000 to 110,000 annual transactions.

2022 Third Quarter Financial Results Conference Call

Date:	Monday, November 7, 2022

Time:	5:00 p.m. ET/2:00 p.m. PT

Phone:	833-685-0908 (domestic); 412-317-5742 (international)

Replay:	Accessible through November 14, 2022; 877-344-7529 (domestic); 412-317-0088 (international); replay access code 7187316

Webcast:	Accessible at www.FathomInc.com; archive available for approximately one year

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Dagley Insurance, Encompass Lending, intelliAgent, LiveBy, Real Results, and Verus Title. For more information, visit www.FathomInc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, its ability to achieve breakeven Adjusted EBITDA in the first half of 2023 and cash flow breakeven by the third quarter of 2023, its ability to continue attracting agents and generating higher revenue, and its ability to reduce costs by $1.5 million per quarter by the first quarter of 2023, among others. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks associated with general economic conditions, including rising interest rates; risks associated with the Company’s ability to continue achieving significant growth; its ability to continue its growth trajectory while achieving strong profits over time; its ability to generate positive operational cash flow; its ability to demonstrate sustainable profitability; and others set forth in the Risk Factors section of the Company’s most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of Fathom’s Form 10-K and other SEC filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contacts:

Roger Pondel/Laurie Berman	Marco Fregenal
PondelWilkinson Inc.	President and CFO
investorrelations@fathomrealty.com	Fathom Holdings Inc.
(310) 279-5980	investorrelations@fathomrealty.com
(888) 455-6040

(Financial tables follow)

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FATHOM HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Gross commission income	$104,977	$95,300	$311,074	$224,703
Other service revenue	6,287	5,640	18,452	10,066
Total revenue	111,264	100,940	329,526	234,769
Operating expenses
Commission and other agent-related costs	99,448	91,263	295,237	214,392
Operations and support	2,420	2,029	6,192	3,781
Technology and development	1,456	571	3,931	1,912
General and administrative	11,528	9,582	34,669	24,139
Marketing	1,457	591	3,948	1371
Depreciation and amortization	852	589	2,238	1049
Total operating expenses	117,161	104,625	346,215	246,644
Loss from operations	(5,897)	(3,685)	(16,689)	(11,875)
Other expense (income), net
Gain on extinguishment of debt	-	(76)	-	(127)
Interest expense (income), net	(11)	2	4	3
Other nonoperating expense (income), net	126	(28)	800	(66)
Other expense (income), net	115	(102)	804	(190)
Loss before income taxes	(6,012)	(3,583)	(17,493)	(11,685)
Income tax expense (benefit)	-	(210)	185	(2,820)
Net loss	$(6,012)	$(3,373)	$(17,678)	$(8,865)
Net loss per share:
Basic	$(0.38)	$(0.24)	$(1.10)	$(0.64)
Diluted	$(0.38)	$(0.24)	$(1.10)	$(0.64)
Weighted average common shares outstanding:
Basic	15,804,644	14,312,675	16,054,025	13,948,862
Diluted	15,804,644	14,312,675	16,054,025	13,948,862

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FATHOM HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share data)

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,543	$37,830
Restricted cash	139	91
Accounts receivable	4,232	3,981
Derivative assets	294	53
Mortgage loans held for sale, at fair value	8,815	9,862
Prepaid and other current assets	4,799	2,633
Total current assets	32,822	54,450
Property and equipment, net	3,114	1,250
Lease right of use assets	5,586	4,353
Intangible assets, net	27,947	24,243
Goodwill	25,472	20,541
Other assets	52	93
Total assets	$94,993	$104,930
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,920	$5,303
Accrued and other current liabilities	5,182	4,491
Warehouse lines of credit	8,516	9,577
Long-term debt - current portion	514	831
Lease liability - current portion	1,549	870
Total current liabilities	20,681	21,072
Lease liability, net of current portion	5,416	3,562
Long-term debt, net of current portion	270	146
Total liabilities	26,367	24,780
Commitments and contingencies (Note 18)
Stockholders’ equity:
Common stock (no par value, shares authorized, 100,000,000; shares issued and outstanding, 17,074,582 and 16,751,606 as of September 30, 2022 and December 31, 2021, respectively)	-	-
Additional paid-in capital	106,283	100,129
Accumulated deficit	(37,657)	(19,979)
Total stockholders’ equity	68,626	80,150
Total liabilities and stockholders’ equity	$94,993	$104,930

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FATHOM HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,678)	$(8,865)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,785	1,778
Non-cash lease expense	1,097	—
Gain on extinguishment of debt	—	(127)
Gain on sale of mortgages	(6,560)	(3,264)
Stock-based compensation	6,470	2,833
Deferred income taxes	—	(2,865)
Bad debt expense	—	248
Other non-cash	—	44
Change in operating assets and liabilities:
Accounts receivable	(672)	(908)
Derivative assets	(241)
Prepaid and other current assets	(2,128)	(761)
Other assets	43	9
Accounts payable	(382)	387
Accrued and other current liabilities	(184)	4,121
Operating lease liabilities	(1,072)	63
Mortgage loans held for sale	(202,020)	(108,562)
Proceeds from sale and principal payments on mortgage loans held for sale	213,172	109,299
Net cash used in operating activities	(6,370)	(6,570)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(981)	(576)
Amounts paid for business and asset acquisitions, net of cash acquired	(2,579)	(10,969)
Purchase of intangible assets	(2,473)	(2,017)
Net cash used in investing activities	(6,033)	(13,562)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(846)	(399)
Proceeds from issuance of common stock	—	80
Net borrowings on warehouse lines of credit	(4,499)	2,347
Repurchase of common stock	(6,045)	—
Proceeds from note payable	554	865
Net cash (used in) provided by financing activities	(10,836)	2,893

Net decrease in cash, cash equivalents, and restricted cash	(23,239)	(17,239)
Cash, cash equivalents, and restricted cash at beginning of period	37,921	29,562
Cash, cash equivalents, and restricted cash at end of period	$14,682	$12,323

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$23	$-
Income taxes paid	111	-
Amounts due to sellers	1,200	1,477
Capitalized stock-based compensation	195	583
Right of use assets obtained in exchange for new lease liabilities	1,839	1,839
Issuance of common stock for purchase of business	6,168	25,312
Extinguishment of Paycheck Protection Program Loan	-	127
Loan receivable forgiven and used as purchase consideration	-	165

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RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net loss	$(6,012)	$(3,373)	$(17,678)	$(8,865)
Other expense (income), net	115	(102)	804	(190)
Income tax expense (benefit)	-	(210)	185	(2,820)
Depreciation and amortization	1,436	931	3,839	1,778
Transaction-related cost	13	177	73	1,140
Stock based compensation	2,123	770	6,470	2,833
Adjusted EBITDA	$(2,325)	$(1,807)	$(6,307)	$(6,124)

NON-GAAP FINANCIAL MEASURES

To supplement Fathom’s consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses Adjusted EBITDA, a non-GAAP financial measure, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Fathom defines the non-GAAP financial measure of Adjusted EBITDA as net income (loss), excluding other expense, income taxes, depreciation and amortization, share-based compensation expense, and transaction-related cost.

Fathom believes that Adjusted EBITDA provides useful information about the Company’s financial performance, enhances the overall understanding of its past performance and future prospects, and allows for greater transparency with respect to a key metric used by Fathom’s management for financial and operational decision-making. Fathom believes that Adjusted EBITDA helps identify underlying trends in its business that otherwise could be masked by the effect of the expenses that the Company excludes in Adjusted EBITDA. In particular, Fathom believes the exclusion of share-based compensation expense related to restricted stock awards and stock options and transaction-related costs associated with the Company’s acquisition activity provides a useful supplemental measure in evaluating the performance of its operations and provides better transparency into its results of operations. Adjusted EBITDA also excludes other income and expense, net which primarily includes nonrecurring items, such as, gain on debt extinguishment and severance costs, if applicable.

Fathom is presenting the non-GAAP measure of Adjusted EBITDA to assist investors in seeing its financial performance through the eyes of management, and because the Company believes this measure provides an additional tool for investors to use in comparing Fathom’s core financial performance over multiple periods with other companies in its industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to net income (loss), the closest comparable GAAP measure. Some of these limitations are that:

•	Adjusted EBITDA excludes share-based compensation expense related to restricted stock awards and stock options, which have been, and will continue to be for the foreseeable future, significant recurring expenses in Fathom’s business and an important part of its compensation strategy;

•	Adjusted EBITDA excludes transaction-related costs primarily consisting of professional fees and any other costs incurred directly related to acquisition activity, which is an ongoing part of Fathom’s growth strategy and therefore likely to occur; and

•	Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation and amortization of property and equipment and capitalized software, and acquisition related intangible asset costs, however, the assets being depreciated and amortized may have to be replaced in the future.

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RECONCILIATION OF GAAP TO NON-GAAP FORWARD LOOKING GUIDANCE

(UNAUDITED)

(in thousands)

	Three Months Ended December 31, 2022		Twelve Months Ended December 31, 2022
	Low	High	Low	High
Net loss	$(6,500)	$(6,200)	$(24,200)	$(23,900)
Depreciation and amortization	1,800	1,700	5,650	5,550
Other expense income, net	100	100	900	900
Stock based compensation	2,200	2,200	8,700	8,700
Transaction-related costs	50	50	125	125
Adjusted EBITDA	$(2,350)	$(2,150)	$(8,825)	$(8,625)

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